                                                                  EXHIBIT 99


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                                             MONSANTO COMPANY
                                 COMPUTATION OF EARNINGS TO FIXED CHARGES
                                          (Dollars in millions)

                                                                    Year Ended December 31,
                                                                    -----------------------
                                                    2002       2001        2000        1999         1998
                                                    -----------------------------------------------------
Income (Loss) Before Income Taxes
     and Cumulative Effect of
     Accounting Change                              $ 202      $ 459       $ 334       $ 263        $ (60)

Add:
     Fixed charges                                    105        147         272         305          140
     Less capitalized interest                         (8)       (30)        (37)        (23)          (9)
     Dividends from affiliated companies                1          1           1           1            1
     Equity affiliate expense - Net                    43         41          34          18           31
                                                    -----      -----       -----       -----        -----

Earnings available for fixed charges                $ 343      $ 618       $ 604       $ 564        $ 103
                                                    =====      =====       =====       =====        =====



Fixed Charges:
     Interest expense                               $  81      $  99       $ 214       $ 269        $ 121
     Capitalized interest                               8         30          37          23            9
     Portion of rents representative of
         interest factor                               16         18          21          13           10
                                                    -----      -----       -----       -----        -----
Fixed Charges                                       $ 105      $ 147       $ 272       $ 305        $ 140
                                                    =====      =====       =====       =====        =====

Ratio of Earnings to Fixed Charges                   3.27       4.20        2.22        1.85         0.74
                                                     ====       ====        ====        ====         ====


* In accordance with Statement of Financial  Accounting  Standards Board No. 145, Rescission of FASB Statements No.
4, 44 and 64, Amendment of FASB Statement No. 13 and Technical  Corrections as of April 2002,  Income Before Income
Taxes and  Cumulative  Effect of  Accounting  Change for the year ended Dec. 31, 2001 has been  restated to reflect the reclassification of the loss on early extinguishment of debt from an extraordinary item into operating income.
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